UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                                Commission File Number 000-27819
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                     Focus Entertainment International, Inc.
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             (Exact name of registrant as specified in its charter)

           1739 Cheshire Bridge Road, Atlanta GA 30324 (404) 253-1112
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                     common
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            (Title of each class of securities covered by this Form)

                                      none
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)  |X|       Rule 12h-3(b)(1)(i)  |X|
          Rule 12g-4(a)(1)(ii) |X|       Rule 12h-3(b)(1)(ii) |X|
          Rule 12g-4(a)(2)(i)  |_|       Rule 12h-3(b)(2)(i)  |_|
          Rule 12g-4(a)(2)(ii) |_|       Rule 12h-3(b)(2)(ii) |_|
                                         Rule 15d-6           |_|

      Approximate number or holders of record as of the certification or notice date: 35
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      Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person

Date: June 5, 2006                                 By: /s/ Erik Clabaugh
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                                                       Erik Clabaugh
                                                       Secretary

Instruction: This form is required by Rules 12g-4, 12h-3, and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and the title of the person signing the form shall be typed or printed under the signature.



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SEC2069(12-04)          number.